                           EQUITABLE BANKSHARES, INC.

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Equitable BankShares, Inc. ("Equitable") will be held at Northwood Club, 6524 Alpha Road, in Dallas, Texas, on ___________________, 1996, at ___:___ __.M.,
Dallas time, for the following purposes:

          1. To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of October 13, 1995 ("Merger Agreement"), as amended, providing for the merger ("Merger") of Equitable into Compass Equitable Texas, Inc., a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., formed for the purpose of accomplishing the Merger. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Equitable encourages each Shareholder to review carefully; and

          2. To consider and transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors of Equitable has fixed ______, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Equitable's common stock of record at the close of business on ___________________, 1996, are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                                    By Order of the Board of Directors
                                    of Equitable BankShares, Inc.


                                    Robert H. Sewell,
                                    Chairman of the Board
Dallas, Texas
February ___, 1996